                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-15469


PROSPECTUS

                        S F X Broadcasting, Inc. [LOGO]


                    221,321 shares of Class A Common Stock

      This Prospectus relates to 221,321 shares (the "Offered Stock") of the Class A Common Stock, $.01 par value per share (the "SFX Class A Shares"), of SFX Broadcasting, Inc., a Delaware corporation ("SFX") which may be distributed, sold or otherwise transferred from time to time by and for the account of the holders thereof (the "Selling Stockholders"). SFX will not receive any of the proceeds from any sale of the Offered Stock, but has agreed to bear certain costs relating to the registration, offer and sale of the Offered Stock (currently estimated to be $25,000) and of any offering and sale hereunder, not including certain expenses such as commissions and discounts of underwriters, dealers or agents. See "Selling Stockholders" and "Plan of Distribution."

      Pursuant to that certain Amended and Restated Agreement and Plan of Merger, as amended (the "Merger Agreement"), among SFX, SFX Merger Company, a Delaware corporation and a wholly-owned subsidiary of SFX ("Acquisition Sub"), and Multi-Market Radio, Inc., a Delaware corporation ("MMR"), MMR merged with and into Acquisition Sub (the "Merger") on November 22, 1996 and became a wholly-owned subsidiary of SFX. As a result of the Merger, each outstanding share of Class A Common Stock, par value $.01 per share, of MMR (the "MMR
Class A Shares") and Series B Convertible Preferred Stock, par value $.01 per share, of MMR (the "MMR Series B Preferred Shares") was converted into .2983 SFX Class A Shares and each outstanding share of other classes of capital stock of MMR was converted into .2983 shares of Class B Common Stock, par value $.01 per share, of SFX (the "SFX Class B Shares" and, collectively with the SFX Class A Shares, the "SFX Shares"). The Selling Stockholders received 263,530 SFX Class A Shares in the Merger, representing approximately 3.3% of the SFX Class A Shares outstanding after the Merger and approximately 1.4% of the combined voting power of the SFX Shares after the Merger. SFX has agreed that it will cause to be registered under the Securities Act of 1933, as amended (the "Securities Act"), the resale of the SFX Class A Shares received by the Selling
Stockholders in the Merger. See "The Selling Stockholders." The economic rights of the SFX Class A Shares and the SFX Class B Shares are identical but the voting rights differ in that in that each SFX Class A Share is entitled to one vote and each SFX Class B Share is generally entitled to ten votes. See "Description of Common Stock." As of the date of this Prospectus, Robert F.X. Sillerman, the Chairman of the Board and Chief Executive Officer of SFX, holds approximately 56.3%, and together with the other members of management holds approximately 58.1%, of the combined voting power of SFX. See "Risk Factors--Control by Management."

                                           (cover page continued on next page)

      SEE "RISK FACTORS" BEGINING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                           -------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                          -------------------------

              The date of this Prospectus is November 26, 1996.




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(cover page continued)

      The SFX Class A Shares are traded on The Nasdaq Stock Market, Inc.'s National Market System (the "Nasdaq National Market") under the symbol "SFXBA." On November 25, 1996, the last reported sales price of an SFX Class A Share on the Nasdaq National Market was $33.75 per share.

      The shares of Offered Stock may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place through the Nasdaq National Market or any national securities exchange on which the Offered Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

      To the extent required, the specific shares of the Offered Stock to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the SFX Class A Shares will be the purchase price thereof less commissions and discounts, if any, and other expenses of distribution not borne by SFX.

                                     -ii-




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                             AVAILABLE INFORMATION

      SFX is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by SFX with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. SFX is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy statements, information statements and other information regarding companies that file electronically with the Commission. In addition, material filed by SFX can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

      SFX has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the Offered Stock. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed by SFX with the Commission under the Exchange Act are incorporated herein by reference:

            (i) SFX's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1995 (the "SFX Form 10-K");

            (ii) SFX's Quarterly Report on Form 10-Q, as amended, for the quarter ended March 31, 1996 and SFX's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (collectively, the "SFX Forms 10-Q");

            (iii) SFX's Current Reports on Form 8-K dated April 18, 1996, May 8, 1996, May 9, 1996, May 16, 1996, May 29, 1996, June 21, 1996, July
      10, 1996 (as amended), August 8, 1996, October 3, 1996, October 30, 1996 and November 1, 1996 (collectively, with the SFX Form 10-K and the SFX Forms 10-Q, the "SFX Reports"); and

            (iv) The description of the SFX Class A Shares contained in Exhibit (a) to SFX's Registration Statement on Form 8-A filed with the Commission on September 17, 1993.

      All documents filed by SFX pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the SFX Class A Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

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      This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon oral or written request by any person to whom this Prospectus has been delivered, from SFX Broadcasting, Inc., 150 East 58th Street, 19th Floor, New York, New York 10155, Attention: Cynthia A. Bond, Director of Investor Relations; telephone number (212) 407-9191.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
AVAILABLE INFORMATION ................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ......................    2
RISK FACTORS .........................................................    4
DESCRIPTION OF COMMON STOCK ..........................................   11
USE OF PROCEEDS ......................................................   12
SELLING STOCKHOLDERS .................................................   12
PLAN OF DISTRIBUTION .................................................   14
EXPERTS ..............................................................   15
LEGAL MATTERS ........................................................   16

                      ---------------------------------

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SFX, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SFX SINCE THE DATE OF THIS PROSPECTUS.

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                                 RISK FACTORS

      The following risk factors should be considered carefully in evaluating an investment in the Offered Stock. Many of the statements included or incorporated by reference in this Prospectus are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. The actual results that SFX achieves may differ materially from any forward-looking statements included or incorporated by reference in this Prospectus. Factors that could cause or contribute to such differences includes, but are not limited to, those discussed below and those contained in Management's Discussion and Analysis of Financial Condition and Results of Operations, Business and other information which are incorporated by reference herein from the SFX Reports. An investment in the Offered Stock involves a high degree of risk.

RISKS RELATED TO THE PENDING ACQUISITIONS AND DISPOSITIONS

      Consummation of each of the pending acquisitions (the "Pending Acquisitions") and pending dispositions (the "Pending Dispositions") of radio stations by SFX is subject to a number of closing conditions, certain of which are beyond SFX's control. In particular, consummation of each of the Pending Acquisitions and Pending Dispositions is dependent upon the prior approval by the Federal Communications Commission (the "FCC") of the assignments or transfers of control of operating licenses issued by the FCC and the continued operating performance of the stations to be acquired or disposed such that there is no material adverse change in such stations that would prevent consummation of any such transactions. Furthermore, as a result of the elimination of the national ownership limits and the liberalization of the local ownership limits effected by the Telecommunications Act of 1996 (the "Recent Legislation"), certain of the Pending Acquisitions and Pending Dispositions may be, and have been, subject to antitrust review by the Federal Trade Commission and the U.S. Department of Justice, Antitrust Division (the "Antitrust Agencies"), even if approved by the FCC, and there can be no assurance that the Antitrust Agencies will approve such Pending Acquisitions and Pending Dispositions. See"--Extensive Regulation of the Radio Broadcasting Business." As a result of the foregoing, there can be no assurance as to when the Pending Acquisitions or Pending Dispositions will be consummated or that they will be consummated on the terms contained therein or at all.

RISKS ASSOCIATED WITH INTEGRATION OF THE STATIONS TO BE ACQUIRED

      SFX's plans with respect to the radio stations acquired or to be acquired in the Pending Acquisitions and its recently completed acquisitions involve, to a substantial degree, strategies to increase net revenue while at the same time reducing operating expenses, as well as the implementation of a new regional management structure and a modified senior management team. Although SFX believes that its strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that, when implemented, its efforts will result in the increased Broadcast cash flow or other benefits currently anticipated by SFX. The radio stations to be acquired from MMR in the Merger are generally in smaller markets than the markets SFX currently operates in. In addition, there can be no assurance that SFX will not encounter unanticipated problems or liabilities in connection with the implementation of the new management changes or the operation of the radio stations acquired or to be acquired by SFX. The integration of such stations into SFX will require substantial attention from members of SFX's senior management, which will limit the amount of time such members have available to devote to SFX's existing operations.

SUBSTANTIAL LEVERAGE; INABILITY TO SERVICE OBLIGATIONS

      In connection with its acquisitions of radio stations, SFX has incurred and will incur significant amounts of indebtedness. In addition, subject to the restrictions in the debt instruments to which it is a party and restrictions contained in the certificate of designations regarding certain series of preferred stock of SFX, SFX may incur additional indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes. The degree to which SFX is leveraged could have material consequences to SFX and the holders of the SFX Shares, including, but not limited to, the following: (i) SFX's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of SFX's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and dividends on the 6.5% Series D Cumulative Convertible Exchangeable Preferred Stock due 2007 of SFX (the "SFX Series D Preferred Shares") and other preferred shares that may be issued by SFX that require the payment of dividends and will not be available for other purposes, (iii) certain of SFX's borrowings may be at variable rates of interest, which could result

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in higher interest expense in the event of increases in interest rates, (iv)
the agreements governing SFX's long-term debt contain restrictive financial and operating covenants, and the failure by SFX to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions, and (v) SFX's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of SFX's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility, than SFX.

HISTORICAL LOSSES

      Although SFX had net income of $1.8 million for the year ended December 31, 1994, SFX had net losses of $45.3 million, $4.4 million (including a charge of $5.0 million relating to the write-down of the Texas Rangers broadcast rights) and $17.8 million (including a non-recurring charge of approximately $14.0 million, substantially all of which was non-cash) for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1993, respectively. On a pro forma basis, after giving effect to the Recent Acquisitions and the Transactions (as such terms are used in the Form 8-K of SFX (File No. 0-22486) filed with the Commission on October 30, 1996), as if such transactions had occurred on January 1, 1995, for the year ended December 31, 1995 and the six months ended June 30, 1996, SFX would have had net losses of approximately $22.3 million and $32.0 million, respectively. In connection with the execution of the SCMC Termination Agreement (as defined herein) with Sillerman Communications Management Corporation ("SCMC"), SFX has agreed to the cancellation of $2.0 million of indebtedness plus accrued interest thereon owing from SCMC to SFX and SFX has issued warrants to SCMC to purchase up to 600,000 shares of SFX Class A Shares at an initial exercise price of $33.75 per share (the market price at the time the financial consulting arrangement was terminated). In connection with such agreement, SFX recognized a charge to earnings of approximately $5.6 million during the three-month period ended June 30, 1996. Pursuant to certain agreements with such individuals, SFX paid an aggregate of $23.2 million to R. Steven Hicks, the former President and Chief Executive Officer and a Director of SFX, and D. Geoffrey Armstrong, the current Chief Operating Officer, Chief Financial Officer, Executive Vice President and Treasurer and a Director of SFX. In connection with such payments, SFX recognized a charge to earnings of approximately $19.8 million during the three-month period ended June 30, 1996. In addition, SFX recognized an extraordinary loss of approximately $15.2 million relating to the write-off of deferred financing costs of a certain credit agreement and the costs of its tender offer for its 11.375% Senior Subordinated Notes due 2000 during the three-month period ended June 30, 1996. Depreciation and amortization relating to past acquisitions and future acquisitions, interest expenses under SFX's debt and dividend payments on the SFX Series D Preferred Shares and other preferred shares that may be issued that require the payment of dividends will continue to affect SFX's net income
(loss) in the future.


EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

      SFX's principal growth strategy is to operate and acquire highly-ranked radio stations with attractive audience demographics in major and medium-sized markets located throughout the United States. SFX regularly explores acquisition opportunities; however, with the exception of the Pending Acquisitions, SFX has no agreements or understandings regarding such possible future acquisitions. There can be no assurance that SFX will consummate all of the Pending Acquisitions or be able to identify stations to acquire in the future. Each acquisition will be subject to the prior approval of the FCC and of the lenders under debt instruments to which SFX is a party. Furthermore, as a result of the Recent Legislation, future acquisitions may be subject to antitrust review by the Antitrust Agencies, even if approved by the FCC. In addition, SFX may require additional debt or equity financing to finance properties it may seek to acquire in the future. The availability of additional acquisition financing cannot be assured, and depending on the terms of proposed acquisitions and financings, could be restricted by the terms of debt instruments to which SFX is a party. There can be no assurance that any future acquisitions will be successfully integrated into SFX's operations or that such acquisitions will not have a material adverse effect on SFX's financial condition and results of operations.

CONTROL BY MANAGEMENT

      Robert F.X. Sillerman, the Chairman of the Board of SFX, may be deemed to be the beneficial owner of approximately 6.0% of the outstanding SFX Class A Shares and 96.2% of the outstanding SFX Class B Shares, which

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(excluding options and warrants to acquire SFX Shares) represents approximately 12.8% of the outstanding SFX Shares and approximately 56.3% of the combined voting power of the outstanding SFX Shares. Mr. Sillerman and other members of SFX's management may be deemed to be the beneficial owners of approximately 7.1% of the outstanding SFX Class A Shares and 98.3% of the outstanding SFX Class B Shares, which (excluding options and warrants to acquire SFX Shares) represent approximately 13.5% of the outstanding SFX Shares and approximately 58.1% of the combined voting power of the outstanding SFX Shares.


      The SFX Class A Shares have one vote per share on all matters, whereas the SFX Class B Shares have ten votes per share except in certain matters. Accordingly, management currently is, and following the Merger will be, able to control the vote on all matters except (i) in the election of directors, with respect to which the holders of the SFX Class A Shares will be entitled to elect, by a class vote, two-sevenths (2/7ths) of SFX's directors (or if such number of directors is not a whole number, the next higher whole number),
(ii) in connection with any proposed "going private" transaction between SFX and Mr. Sillerman or his affiliates, with respect to which the holders of the SFX Class A Shares and the SFX Class B Shares vote as a single class, with each SFX Class A Share and SFX Class B Share entitled to one vote per share and (iii) as otherwise provided by law. The control of SFX by management may have the effect of discouraging certain types of change-of-control transactions, including transactions in which the holders of capital stock of SFX might otherwise receive a premium for their shares over the then current market price. In addition, in the event dividends on the SFX Preferred Shares are unpaid in an aggregate amount equal to six full quarterly dividends and in certain other circumstances, the holders of the SFX Series D Preferred Shares (voting separately as a class) will be entitled to elect two additional members of the Board of Directors of SFX. Other preferred shares that may be issued by SFX may give the holders thereof the right to appoint directors in the event of dividend defaults or upon the occurrence of other events.

POTENTIAL CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

      Mr. Sillerman and other members of SFX's management have direct and indirect investments and interests in entities that own and operate radio stations, including radio stations that are in certain of the same markets as SFX's existing or proposed radio stations. These investments and interests (and any similar investments and interests in the future) may give rise to certain conflicts of interest as well as to potential attribution under FCC rules or invocation of the FCC's cross-interest policy, which could restrict SFX's ability to acquire radio stations in certain markets.

      SCMC, Mr. Sillerman and Howard J. Tytel, a Director and Executive Vice President of SFX, have interests in entities that own and operate radio stations other than SFX. Messrs. Sillerman and Tytel and their affiliates (including SCMC) hold a substantial equity interest in, and are parties to consulting and marketing agreements with, each of MMR and Triathlon Broadcasting Company ("Triathlon"), a publicly-traded radio company operating in small and medium markets in the Midwest and the West. Pursuant to the consulting and marketing agreements, SCMC is obligated to offer to such companies any radio broadcasting opportunities that come to their attention in medium and small markets (defined in such agreements as those markets ranked 71st and smaller out of the radio markets summarized by Duncan's Radio Market Guide (1995 ed.)). SFX does not intend to pursue acquisitions in the medium-sized markets in the eastern United States that MMR primarily focuses on until the consummation of the Merger or in the small and medium-sized markets in the Midwest and Western regions of the United States that Triathlon primarily focuses on, except that, as a result of the acquisition of substantially all of the assets of Prism Radio Partners, L.P. used in the operation of ten FM and six AM radio stations located in five markets (Louisville, Kentucky; Jacksonville, Florida; Raleigh, North Carolina; Tucson, Arizona; and Wichita, Kansas), SFX owns three radio stations in the Wichita, Kansas market, a market in which Triathlon has radio station ownership interests. SFX has entered into an LMA with Triathlon with respect to such stations.

      SCMC has acted from time to time as SFX's financial advisor since SFX's inception. SCMC is controlled by Mr. Sillerman, and Messrs. Sillerman and Tytel are officers and directors of SCMC. SCMC acts in similar capacities for each of MMR and Triathlon. These companies may seek to participate in business opportunities which may be suitable for SFX.

      On April 15, 1996, SFX and SCMC entered into an agreement (the "SCMC Termination Agreement") pursuant to which SCMC assigned to SFX its rights to receive fees for consulting and marketing services payable by each of MMR and Triathlon, except for fees relating to certain transactions pending at the date of such agreement, and SFX and

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SCMC terminated the arrangement pursuant to which SCMC performed financial consulting services for SFX. In consideration therefor, SFX issued to SCMC warrants to purchase up to 600,000 SFX Class A Shares at an initial exercise price of $33.75 per share (the market price at the time the financial consulting arrangement was terminated), and SFX will forgive, upon the consummation of the Merger, a $2.0 million loan made to SCMC plus accrued and unpaid interest thereon. Pursuant to the SCMC Termination Agreement, SCMC has agreed to continue to provide consulting and marketing services to each of MMR and Triathlon until the expiration of their agreements on July 28, 1998 and June 1, 2005, respectively, and not to perform any consulting or investment banking services for any person or entity, other than MMR or Triathlon, in the radio broadcasting industry or in any business which uses technology for the audio transmission of information or entertainment. Subsequent to the termination of its current relationship with SCMC, SFX intends to perform internally the functions previously performed by SCMC.

      SCMC has acted as an investment advisor to SFX with respect to the Pending Acquisitions and its recently completed acquisitions and to MMR in connection with the Merger. SCMC received a fee of approximately $2.0 million from MMR, which fee was paid by SFX on behalf of MMR and represents a portion of the $23.0 million SFX has agreed to advance to MMR pursuant to a loan agreement entered into in September 1996 (the "Loan Agreement"). As of September 30, 1996, SFX had loaned MMR approximately $20.0 million pursuant to the Loan Agreement, which funds were used primarily to fund the acquisition of radio station WKSS-FM, operating in Hartford, Connecticut. The SFX Loan bears interest at 12% per annum.

RELIANCE ON KEY PERSONNEL

      Following consummation of the Merger, SFX's business will be dependent to a significant extent upon the performance of certain key individuals, including Messrs. Sillerman and Armstrong and Michael G. Ferrel. Mr. Ferrel, the Chief Executive Officer, President and Chief Operating Officer of MMR, has agreed to become the Chief Executive Officer of SFX upon consummation of the Merger and currently serves as a consultant to SFX pursuant to the Merger Agreement. SFX has entered into a five-year employment agreement with each of Messrs. Sillerman and Armstrong, effective as of April 1, 1995. In addition, SFX anticipates entering into an employment agreement with Mr. Ferrel, to be effective upon the consummation of the Merger. Mr. Ferrel currently serves as a consultant to SFX pursuant to the Merger Agreement, which provides that MMR shall make Mr. Ferrel available to SFX for consulting services until the consummation or termination of the Merger. There can be no assurance that the services of Messrs. Sillerman, Ferrel or Armstrong will continue to be provided for the term of such agreements. Pursuant to Mr. Armstrong's employment agreement, he has the right to terminate such employment agreement during the one-month period commencing on the first anniversary of the Effective Time. In such event, Mr. Armstrong will receive substantial payments. Messrs. Sillerman's and Armstrong's employment agreements require, and Mr. Ferrel's employment agreement will require, that they devote substantially all of their business time to the business and affairs of SFX, except that Mr. Sillerman's agreement permits him to fulfill his obligations as a director and officer of companies in which he currently serves in such capacities and to devote a portion of his business time to personal, non-broadcast investments or commitments or to certain broadcast investments. It is anticipated that in the event that the Merger is not consummated, the services of Mr. Ferrel will not be available to SFX and Mr. Sillerman will continue to serve as the Chief Executive Officer of SFX. The loss of the services of Messrs. Sillerman, Armstrong or Ferrel could have a material adverse effect on SFX.

      In addition, SFX has entered into employment agreements with several high-profile on-air personalities. However, there can be no assurance that SFX will be able to retain any of such employees or prevent them from competing with SFX in the event of their departure.

DEPENDENCE ON ECONOMIC FACTORS

      Because SFX derives substantially all of its revenue from the sale of advertising time, its revenues may be adversely affected by economic conditions which affect advertisers. In particular, because approximately 75% of SFX's revenue has generally been derived from local advertisers, operating results in individual geographic markets will be adversely affected by local or regional economic downturns. Such economic downturns might have an adverse impact on SFX's financial condition and results of operations. In addition, revenues of radio stations may be affected by many other factors including:
(i) the popularity of programming, including programming such as sports programming where SFX makes long-term commitments; (ii) regulatory restrictions on types of programming or advertising (such as beer and wine advertising); (iii) competition within national, regional or local markets from programming on other stations or from other media; (iv) loss of market share to other technologies; and (v) challenges to license renewals.

EXTENSIVE REGULATION OF THE RADIO BROADCASTING BUSINESS

      The radio broadcasting industry is subject to extensive regulation by the FCC. In particular, SFX's business depends on its continuing to hold, and, in connection with acquisitions of radio stations, on obtaining prior FCC consent to assignments or transfers of control of, broadcasting station operating licenses issued by the FCC. Radio broadcasting licenses may be granted for maximum terms of seven years, although the FCC has proposed in a recent rulemaking raising the maximum term to eight years, as permitted by the Recent Legislation. There can be no assurance that SFX's licenses will be renewed or that the FCC will approve the Pending Acquisitions or Pending Dispositions, especially if third parties challenge SFX's renewal, acquisition or disposition applications. Third parties have challenged certain FCC applications of SFX or the radio stations involved in the Pending Acquisitions. Failure to obtain the renewal of any of SFX's principal broadcast licenses or to obtain FCC approval for an assignment or transfer of control to SFX of a license in connection with a station acquisition could have a material adverse effect on SFX's business and operations. In addition, the number and locations of radio stations SFX may acquire is limited by FCC rules and will vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals affiliated with SFX are attributable to those individuals. Moreover, under the FCC's cross-interest policy, the FCC in certain instances may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market, thereby prohibiting a particular acquisition by SFX. Also, the activities of persons who are deemed by the FCC to control SFX could adversely affect SFX's ability to obtain license renewals and to acquire radio stations.

      The issuance of SFX Class A Shares, including those issuable upon the conversion or exercise of the SFX Series D Preferred Shares or the Exchange Notes issuable upon the exchange thereof and all other rights, options or warrants to purchase SFX Class A Shares that would cause Robert F.X. Sillerman not to hold directly voting stock of SFX representing more than 50% of the total voting power of SFX, would require SFX to seek and obtain the consent of the FCC. SFX intends to seek such consent at such time as it may be required. Presently, due to the single majority stockholder exemption, stockholders holding 5% or more of the total voting power of SFX do not have an attributable interest in SFX because Mr. Sillerman owns more than 50% of the voting power of SFX. In the event that Mr. Sillerman's voting power in SFX dropped to 50% or less, all stockholders holding 5% or more of the total voting power of SFX would have an attributable interest in SFX for purposes of the FCC's local ownership rules, which could adversely affect SFX's ability to acquire or to hold interests in radio stations in particular markets, depending upon the other media interests of those stockholders. The FCC has outstanding a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority stockholder exemption and
(ii) attributing under certain circumstances certain interests such as non-voting stock or debt. SFX cannot predict the outcome of this proceeding or how it will affect SFX's business.

      Adoption of the Recent Legislation in February 1996 eliminated the national limits and liberalized the local limits on radio station ownership by a single company. However, the Antitrust Agencies have indicated that, in certain cases, ownership of the number of radio stations permitted by the Recent Legislation may result in the undue concentration of ownership within a market or otherwise have an anti-competitive effect. The Antitrust Agencies are increasingly scrutinizing acquisitions of radio stations and the entering into of JSAs and LMAs. In particular, the Department of Justice ("DOJ") has indicated that a prospective buyer of a radio station may not enter into an LMA in connection with the acquisition of such station before expiration of the applicable waiting period under the the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In a recent case, the DOJ has also, for the first time, required the termination of a radio station JSA that, in the opinion of the DOJ, would have given a radio station owner, together with its proposed acquisition of other radio stations in the market, control over more than 60% of the sales of radio advertising time in the market. Certain of the Pending Acquisitions and the JSAs entered into by the Company have been the subject of inquiries from the Antitrust Agencies. See "Agreements Relating to the Pending Acquisitions and the Pending Disposition." There can be no assurance that future inquiries or policy and rule-making activities of the Antitrust Agencies will not impact the Company's operations (including existing stations or markets), expansion strategy or its ability to realize the benefits which management had anticipated obtaining following the adoption of the Recent Legislation.

      The Congress and/or the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of SFX's radio broadcast stations, result in the loss of audience share and advertising revenues for SFX's radio broadcast stations, and affect the ability of SFX to acquire additional radio broadcast stations or finance such acquisitions. Such matters may include: changes to the license renewal process; spectrum use or other fees on FCC licensees; revisions to the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; delivery by telephone companies of audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; and proposals to auction the right to use the radio broadcast spectrum to the highest bidder.

      The FCC is currently considering whether to authorize the use of a new technology, digital audio broadcasting, to deliver audio programming. Digital audio broadcasting may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. It is not presently known precisely how in the future this technology may be used by existing radio broadcast stations either on existing or alternate broadcasting frequencies.

      There can be no assurance that there will not be changes in the current regulatory requirements, the imposition of additional regulations or the creation of new regulatory agencies, which changes would restrict or curtail the ability of SFX to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties. Moreover, there can be no assurance that there will not be other regulatory changes, including aspects of deregulation, that will result in a decline in the value of broadcasting licenses held by SFX or adversely affect SFX's business, competitive position or results of operations.

NO TRANSFER OF COMMON STOCK TO ALIENS

      SFX's Restated Certificate of Incorporation restricts the ownership, voting and transfer of SFX's capital stock in accordance with the Federal Communications Act of 1934, as amended (the "Communications Act"), and the rules of the FCC to prohibit ownership of more than 25% of SFX's outstanding capital stock, or more than 25% of the voting rights it represents (such percentage, however, is 20% in the case of those subsidiaries of SFX that are direct holders of FCC licenses), by or for the account of non-U.S. citizens or their representatives or a foreign government or a representative thereof or a corporation organized under the laws of a foreign country ("Aliens") or corporations otherwise subject to domination or control by Aliens. Based upon reports filed with the Commission, SFX believes that there are 1,071,429 SFX Class A Shares held by Nomura Holdings America, Inc. ("Nomura"), representing 13.3% of the outstanding SFX Class A Shares and 5.7% of the combined voting power of SFX. Because a substantial portion of the common stock of Nomura is owned and voted by Aliens, SFX, in order to comply with the requirements of the Communications Act and the rules and regulations of the FCC promulgated thereunder, may decide not to permit or recognize any issuance or transfer of its common stock to an Alien. Failure to comply with such rules and regulations could result in the imposition of penalties on SFX. This restriction on transfers to Aliens may adversely affect the market for SFX's securities, including SFX Class A Shares. In addition, SFX's Restated Certificate of Incorporation provides that shares of capital stock of SFX determined by the Board of Directors of SFX to be owned beneficially by an Alien shall always be subject to redemption by SFX by action of the Board of Directors of SFX to the extent necessary, in the judgment of the Board of Directors of SFX, to comply with the alien ownership restrictions of the Communications Act and the FCC rules and regulations.

COMPETITION

      The radio broadcasting industry is highly competitive. The financial results of each of SFX's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within the station's geographic market. Each of SFX's stations competes for audience share and advertising revenue directly with other FM and AM radio stations, as well as with other media, within their respective markets. SFX's audience ratings and market share are subject to change and any adverse change in audience share and advertising ratings in any particular market could have a material and adverse effect on SFX's net revenues. The Recent Legislation will permit other radio broadcasting companies to enter the markets in which SFX operates or may operate in the future, some of which may be larger and have more financial resources than SFX. SFX's stations also compete with other advertising media such as newspapers, television, magazines, billboard advertising, transit advertising and direct mail advertising. Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting. Competition within the radio broadcasting industry occurs primarily in individual markets, so that a station in one market does not generally compete directly with stations in other markets. Although SFX believes that each of its stations is able to compete effectively in its market, there can be no assurance that any of SFX's stations will be able to maintain or increase current audience ratings and advertising revenue market share.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

      SFX has not paid any dividends since its inception in 1992 and does not anticipate that it will pay any dividends on the SFX Class A Shares or the SFX Class B Shares in the foreseeable future. Earnings, if any, will be retained by SFX to fund its growth. Certain of SFX's debt instruments include covenants restricting SFX's ability to pay dividends or to make certain other distributions to stockholders. SFX is a holding company, substantially all of the operations of which are conducted through subsidiaries. The ability of such subsidiaries to pay dividends is subject to applicable state law and certain other restrictions.

MARKET RISK WITH RESPECT TO COMMON STOCK; CERTAIN INVESTMENT LIMITATIONS

      The SFX Class A Shares are quoted on the Nasdaq National Market. However, the prices at which the SFX Class A Shares trade may depend upon many factors, including markets for similar securities, industry conditions, and the performance of, and investor expectations for, SFX. No assurance can be given that a holder of the SFX Class A Shares will be able to sell such shares at any particular price. Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the SFX Class A Shares.

SHARES ELIGIBLE FOR FUTURE SALE AND POSSIBLE ADVERSE EFFECT THEREOF

      There are 8,063,347 SFX Class A Shares and 1,064,936 SFX Class B Shares issued and outstanding. Of these outstanding shares, 1,281,897 SFX Class A Shares and 856,126 SFX Class B Shares are "Restricted Securities," as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act. Of such shares, 210,468 SFX Class A Shares and the 856,126 SFX Class A Shares issuable upon conversion of the SFX Class B Shares are currently eligible for sale in the open market under Rule 144 (subject to the limitations set forth herein). SFX believes that the remaining 1,071,429 SFX Class A Shares (which were transferred to Nomura in December 1994) may not be able to be sold in the open market under Rule 144 until December 8, 1996. In addition, the SFX Class
A Shares held by Nomura have one demand and certain piggy-back registration rights which expire on October 7, 2000 with respect thereto. Approximately 77,944 SFX Class A Shares (including SFX Class A Shares issuable upon the exercise of options and warrants) and approximately 208,810 SFX Class B Shares issued in the Merger are subject to restrictions on resale under Rule 145 ("Rule 145") promulgated under the Securities Act. In addition, each of the 2,990,000 outstanding SFX Series D Preferred Share is convertible at the option of the holder thereof into 1.0987 SFX Class A Shares (subject to adjustments in certain events) at any time prior to the close of business on May 31, 2007, the maturity date of the SFX Series D Preferred Shares. SFX has filed a registration statement with the Commission with respect to the resale by the holders thereof of the SFX Series D Preferred Shares, the SFX Class A Shares issuable upon conversion thereof and the Exchange Notes issuable upon the exchange thereof. Such registration statement was declared effective in July 1996. The sale, or availability for sale, of substantial amounts of SFX Shares in the public market pursuant to Rule 145, Rule 144 or otherwise could adversely affect the prevailing market price of the shares of SFX Class A Shares and could impair SFX's ability to raise additional capital through the sale of equity securities.

POSSIBLE ADVERSE IMPACT OF AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK AND DELAWARE LAW

      SFX has 100,000,000 SFX Class A Shares, 10,000,000 SFX Class B Shares, 1,200,000 shares of Class C Common Stock, par value $0.01 share (the "SFX

Class C Shares"), and 10,010,000 shares of preferred stock, par value $0.01 per share (the "SFX Preferred Shares"), authorized, of which approximately 8,063,347 SFX Class A Shares, 1,064,936 SFX Class B Shares, no SFX
Class C Shares and 2,993,000 SFX Preferred Shares (including 2,990,000 SFX Series D Preferred Shares) are outstanding as of November 25, 1996. Pursuant to SFX's Restated Certificate of Incorporation, the unissued SFX Preferred Shares shall have such designations rights and preferences as may be determined from time to time by the Board of Directors of SFX. Accordingly, the Board of Directors of SFX is empowered, without stockholder approval, to issue SFX Preferred Shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the SFX Shares. In addition, the Board of Directors of SFX may authorize the issuance of substantial amounts of SFX Shares or SFX Class C Shares, as a financing technique or otherwise, the effect of which would be to dilute the economic and voting rights of existing stockholders and might adversely affect the prices at which the SFX Class A Shares trade. The Board of Directors of SFX could use the issuance of additional shares of capital stock of SFX as a method of discouraging, delaying or preventing a change in control of SFX.


      SFX is subject to the "business combination" statute of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). In general,
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," with certain specified exceptions. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, owned) 15% or more of the corporation's voting stock. The effect of Section 203 of the DGCL may be to make it more difficult to effect a change in control of SFX.


                          DESCRIPTION OF COMMON STOCK

      SFX is authorized to issue 100,000,000 SFX Class A Shares 10,000,000 SFX Class B Shares and 1,200,000 SFX Class C Shares (collectively, the "SFX Common Stock"). In addition, SFX is authorized to issue shares of preferred stock. See "Risk Factors--Possible Adverse Impact of Authorized but Unissued Shares of Capital Stock and Delaware Law."

      Dividends. Holders of shares of SFX Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of SFX Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of SFX Common Stock. In the case of any stock dividend, holders of SFX Class A Shares are entitled to receive the same percentage dividend (payable in SFX Class A Shares) as the holders of SFX Class B Shares (payable in SFX Class B Shares) and SFX Class C Shares (payable in SFX Class C Shares). The payment of dividends is limited by certain agreements to which SFX is a party and is expected to be limited by other indebtedness which may be incurred in the future.

      Voting Rights. Holders of SFX Class A Shares and SFX Class B Shares vote as a single class on all matters submitted to a vote of the stockholders, with each SFX Class A Share entitled to one vote and each SFX Class B Share entitled to ten votes, except (i) for the election of directors, (ii) with respect to any "going private" transaction between SFX and Mr. Sillerman or any of his affiliates and (iii) as otherwise provided by law. The holders of SFX Class C Shares have no voting rights except as otherwise provided by law.

      In the election of directors, the holders of SFX Class A Shares, voting as a separate class, are entitled to elect two-sevenths (2/7ths) of SFX directors (or, if such number of directors is not a whole number, the next higher whole number). Any person nominated by the Board of Directors for election by the holders of SFX Class A Shares as a director of SFX must be qualified to be an Independent Director ( in general, a director who is not (i) an officer, employee or affiliate of SFX or any of its subsidiaries or any affiliate of Robert F.X. Sillerman, (ii) an affiliate of Mr. Sillerman or
(iii) an individual having a relationship with SFX which, in the opinion of the Board of Directors, would interfere with such person's exercise of independent judgement in carrying out the responsibilities of a director). In the event of the death, removal or resignation of a director elected by the holders of SFX Class A Shares prior to the expiration of his term, the vacancy on the Board of Directors created thereby may be filled by a person appointed by a majority of the directors then in office, although less than a quorum. Any person appointed to fill any such vacancy must, however, be qualified to be an Independent Director. Any director elected by the holders of SFX Class A Shares or appointed by the Board of Directors as specified in this paragraph is referred to as a "Class A Director." The holders of SFX Class A Shares and SFX Class B Shares, voting as a single class, with each SFX Class A Share entitled to one vote and each SFX Class B Share, entitled to ten votes, are entitled to elect the remaining directors. The holders of Common Stock of SFX are not entitled to cumulative votes in the election of directors.

      Each of Mr. Sillerman and SCMC has agreed to abstain, and has agreed to cause each of his and its respective affiliated transferees to abstain, from voting in any election of Class A Directors.

      The holders of the SFX Class A Shares and SFX Class B Shares vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of his affiliates, with each SFX Class A Share and each SFX Class B Share entitled to one vote.

      Under Delaware law, the affirmative vote of the holders of a majority outstanding shares of any class of SFX Common Stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of SFX Common Stock.

      Liquidation Rights. Upon the liquidation, dissolution, or winding-up of SFX, the holders of shares of SFX Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors.

      Other Provisions. Each SFX Class B Share is convertible, subject to compliance with FCC rules and regulations, at the option of its holder, into one SFX Class A Share at any time. Each SFX Class B Share and each SFX Class C Share converts automatically into one SFX Class A Share upon its sale or other transfer to a party not affiliated with SFX, subject to compliance with FCC rules and regulations. The holders of SFX Common Stock are not entitled to preemptive or subscription rights. The shares of SFX Common Stock presently outstanding are validly issued, fully-paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share per share by holders of SFX Class A Shares, SFX Class B Shares and SFX Class C Shares must be identical except that in any such transaction in which shares of common stock are distributed to the stockholders of SFX, such shares may differ as to voting rights to the extent that voting rights now differ among the classes of SFX Common Stock. No class of SFX Common Stock of may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of SFX Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.


                                USE OF PROCEEDS

      SFX will not receive any of the proceeds from the Offered Stock sold by the Selling Stockholders nor will any such proceeds be available for use by SFX or otherwise for SFX's benefit. SFX has agreed to maintain a "shelf" registration statement pursuant to Rule 415 under the Securities Act covering the sale of the Offered Stock. In addition, SFX has agreed to bear certain expenses related to the registration, offer and sale of the Offered Stock (currently estimated to be $25,000) excluding certain expenses such as commissions of discounts of underwriters or agents and fees attributable to the sale of such Offered Stock.


                             SELLING STOCKHOLDERS

      This Prospectus covers the offer and sale by each Selling Stockholder of the SFX Class A Shares issued to each such Selling Stockholder in connection with the Merger. Pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of April 15, 1996, as amended on May 6, 1996, July
30, 1996 and September 30, 1996 (the "Merger Agreement"), among SFX, Acquisition Sub and MMR, MMR merged with and into Acquisition Sub (the "Merger") on November 22, 1996 and became a wholly-owned subsidiary of SFX. As a result of the Merger, each MMR Class A Share and MMR Series B Preferred Share outstanding at the time of the Merger was converted into .2983 SFX Class A Shares and each share of Class B Common Stock, par value $.01 per share, of MMR (the "MMR Class B Shares") and Original Preferred Stock, par value $.01 per share, of MMR (the "MMR Original Preferred Shares") was converted into
 .2983 shares of

Class B Common Stock, par value $.01 per share, of SFX (the "SFX Class B Shares" and, collectively with the SFX Class A Shares, the "SFX Shares").
MMR's stockholders received approximately 1,631,152 SFX Class A Shares and approximately 208,810 SFX Class B Shares as a result of the Merger, representing approximately 20.2% of the outstanding SFX Class A Shares after the Merger, approximately 19.6% of the outstanding SFX Class B Shares after the Merger and approximately 19.9% of the combined voting power of the SFX Shares after the Merger. The Selling Stockholders received 263,530 SFX Class A Shares in the Merger, representing approximately 3.3% of the SFX Class A Shares outstanding after the Merger and approximately 1.4% of the combined voting power of the SFX Shares after the Merger. SFX has agreed that it will cause to be registered under the
Securities Act of 1933, as amended, the resale of the SFX Class A Shares received by the Selling Stockholders in the Merger.


      In connection with entering into Amendment No. 2 to the Merger Agreement, which, among other things, raised the value of the SFX Shares to be issued in respect of each outstanding share of common and preferred stock of MMR (subject to certain adjustments and conditions), the Selling Stockholders entered into an agreement with SFX pursuant to which they agreed to vote their MMR Class A Shares in favor of the Merger and an amendment to MMR's certificate of incorporation that would permit the MMR Class B Shares and MMR Original Preferred Shares to receive SFX Class B Shares in the Merger. The foregoing agreement only applied to the MMR Class A Shares owned by the Selling Stockholders on the record date for the special meeting of the stockholders of MMR called for the purpose of voting on the Merger and the amendment to MMR's certificate of incorporation. In addition, the agreement of Blair and J. Morton Davis to vote in favor of the Merger was conditioned upon there not being any pending competing offers which could be expected to provide a higher value for the MMR Class A Shares than that provided for in the Merger.

      SFX has agreed to cause to be registered under the Securities Act the resale of the SFX Class A Shares received by the Selling Stockholders in the Merger. In addition, SFX has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

      The following table sets forth the names of the Selling Stockholders and the number of SFX Class A Shares which they own as a result of the consummation of the Merger and which may be offered for resale hereunder. Since the Selling Stockholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of SFX Class A Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. If, however, each of the Selling Stockholders were to sell all of the SFX Class A Shares set across from his or its name, each Selling Stockholder would beneficially own less than one percent of the SFX Class A Shares.


                Name                   Number of Shares
-----------------------------------  --------------------
D.H. Blair Investment Banking Corp.             93,280

J. Morton Davis                                 93,280 (1)

Gabriel Capital, L.P.                           30,898

Ariel Fund Limited                              45,572

Chilton Investment Partners, L.P.               51,571

Richard L. Chilton                              51,571 (2)

--------------
(1) J. Morton Davis is the beneficial owner of the 93,280 SFX Class A Shares held by D.H. Blair Investment Banking Corp. by virtue of the fact that he has the sole power to vote or direct the vote, or to dispose or to direct the disposition of, such shares.

(2)     Richard L. Chilton is a beneficial owner of 51,571 SFX Class
        A Shares held by Chilton Investment Partners, L.P. by virtue of the fact that he has the sole power to vote or direct the vote, or to dispose or to direct the disposition of, such shares.








      The Selling Stockholders may sell up to all of the shares of SFX Class A Shares shown above under the heading "Number of Shares" pursuant to this Prospectus in one of more transactions from time to time as described below under "Plan of Distribution."

      To SFX's knowledge, none of the Selling Stockholders has had any material relationship within the past three years with SFX or any of its predecessors or affiliates, except as follows: D.H. Investment Banking Corp. ("Blair") acted as one of two managing underwriters (the "Managing Underwriters") of MMR's public offering of securities in March 1994. The Managing Underwriters received customary underwriting fees and an expense allowance. In connection with any exercise of the warrants issued by MMR in such public offering, the Managing Underwriters are entitled to receive a fee of 4% of the exercise price for each Class A Warrant and each Class B Warrant of MMR that is exercised by the holders thereof. Such fee is equal to $.31 for each Class A Warrant and $.46 for each Class B Warrant and is payable to whichever of the two Managing Underwriters solicited the exercise of the warrant. In October 1996 MMR called all of its outstanding Class A Warrants for redemption. In connection with the exercise of its Class A Warrants, MMR paid approximately $570,400 to the Managing Underwriters in payment of such 4% fee. In connection with the closing of its public offering in March 1994, MMR
(i) issued options ("Unit Purchase Options") to purchase up to 160,000 Units, each of which consisted of securities substantially similar to those offered to the public, at an exercise price of $7.75 per Unit, to the Managing Underwriters and designees of the Managing Underwriters and granted the holders of the Unit Purchase Options certain registration rights in respect thereof and (ii) entered into a financial consulting agreement with the Managing Underwriters which provides for the payment of a fee to the Managing Underwriters in the event that either of the Managing Underwriters are responsible for a merger, acquisition, joint venture or corporate financing transaction to which MMR is a party during the five-year period beginning on March 23, 1994. The Unit Purchase Options will convert into securities of SFX in the Merger.


      As of October 1, 1996, the record date for the purpose of voting on the Merger by the stockholders of MMR, Blair may be deemed to beneficially own (within the meaning of the federal securities laws) approximately 19.2% of the MMR Class A Shares, Gabriel Capital, L.P. may be deemed to beneficially own 2.6% of the MMR Class A Shares, Ariel Fund may be deemed to beneficially own 4.2% of the MMR Class A Shares, Chilton Investment Partners, L.P. may be deemed to beneficially own 4.3% of the MMR Class A Shares, and Richard L. Chilton, Jr. may be deemed to beneficially own 4.3% of the MMR Class A Shares. As the general partner of Gabriel Capital, L.P. and the sole stockholder and President of the investment advisor of Ariel Fund Limited, J. Ezra Merkin may be deemed to beneficially own the MMR Class A Shares held by such entities, in addition to shares beneficially owned through other entities.



                             PLAN OF DISTRIBUTION


      Each of the Selling Stockholders may sell his or its shares of Offered Stock directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market or any national securities exchange on which the Offered Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or in accordance with Rule 144 under the Securities Act, through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In addition, certain of the Selling Stockholders have advised SFX that they may use all or a part of their shares of Offered Stock in order to cover "short" positions in SFX Class A Shares. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

      The aggregate proceeds to the Selling Stockholders from the sale of the Offered Stock will be the purchase price of the Offered Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by SFX. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents night be deemed to be underwriting discounts and commissions under the Securities Act.

      The Selling Stockholders may effect transactions by selling the Offered Stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders.

      To the extent required, the specific shares of the Offered Stock to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

                                    EXPERTS

      The consolidated financial statements of SFX and subsidiaries at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of MMR at December 31, 1995 and 1994, and for the years then ended, and the financial statements of KKRW-FM (a division of CBS, Inc.) at December 31, 1995 and 1994, and for the years then ended, all incorporated herein by reference to the Form 8-K filed by SFX with the Commission on May 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference, and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of KTXQ-FM and KRRW-FM (divisions of CBS Inc.) at December 31, 1995 and 1994 and for the years then ended, all incorporated by reference to the Form 8-K filed by SFX with the Commission on October 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of WKSS 95.7-FM (a division of Precision Media Corporation) at December 31, 1995 and 1994 and for the years then ended and the combined financial statements of WRFX-FM and WEDJ-FM (divisions of Pyramid Communication, Inc.) at December 31, 1995 and for the year then ended, all incorporated herein by reference to the Form 8-K filed by SFX with the Commission on November 1, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference, and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Liberty Broadcasting, Inc. at December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994, and the nine months ended December 31, 1993 and the combined financial statements of HMW Communication, Inc.--Selected Operations (combination of six radio stations to be sold) as of December 31, 1995 and 1994, for the year ended December 31, 1995, and various periods from January 6, 1994 to December 31, 1994, all incorporated herein by reference to the Form 8-K filed by SFX with the Commission on May 9, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

      The financial statements of Prism Radio Partners, L.P. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated herein by reference to the Form 8-K filed by SFX with the Commission on May 9, 1996, have been audited by KPMG Peat Marwick L.L.P., independent certified public accountants, to the extent and for the period indicated in their report thereon, which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of ABS Greenville Partners, L.P. at December 31, 1995 and for the year then ended, incorporated herein by reference to the Form 8-K filed by SFX with the Commission on May 9, 1996, have been audited by Cheely Burcham Eddins Rokenbrod & Carroll, independent auditors, as set forth in their report thereon and incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The combined balance sheets of The Secret Stations: Cleveland, Indianapolis, Pittsburgh as of June 30, 1996 and 1995 and the related combined statements of operations and cash flows for the year ended June 30, 1996 and the eleven month period ended June 30, 1995, all incorporated by reference to the Form 8-K filed by SFX with the Commission on October 30, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and incorporated herein by reference and have been so incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

      The financial statements of Texas Coast Broadcasters, Inc. at December 31, 1995 and 1994 and for the years then ended, all incorporated by reference to the Form 8-K filed by SFX with the Commission on October 30, 1996, have been audited by Mohle, Adams, Till, Guidry & Wallace, LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

      The legality of the SFX Class A Shares being offered hereby will be passed upon for SFX by Baker & McKenzie, New York, New York. Howard J. Tytel, who has an equity interest in and is the Executive Vice President, the Secretary and a Director of SFX, is Of Counsel to Baker & McKenzie. Fisher Wayland Cooper Lender & Zaragoza LLP, Washington, D.C., has represented SFX with respect to legal matters under the Communications Act and the rules and regulations promulgated by the FCC.